Exhibit 99.1

                     Esterline Reports 2Q Results;
Income from Continuing Operations $6.0 Million, on $135.3 Million Sales; EPS from Continuing Operations $0.29, Including Sale of Small Product Line

    BELLEVUE, Wash.--(BUSINESS WIRE)--May 29, 2003--Esterline Technologies (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported second quarter (ended May 2) income from continuing operations of $6.0 million, or $.29 per share on a diluted basis, on sales of $135.3 million. This performance compared with the prior year period's income from continuing operations of $7.2 million, or $.34 per share, on sales of $100.7 million. Backlog at the end of the period was $314.3 million compared with $232.8 million a year ago.
    Robert W. Cremin, Esterline CEO, said, "...in April, we saw another dip in the commercial aerospace down cycle as world air traffic, particularly in Europe and Asia, declined sharply due to the conflict in Iraq and SARS." Cremin said that the down cycle continues to impact gross margins, primarily due to lower sales of spare parts to airlines. He said the quarter also was affected by the temporary shutdown of its countermeasure flares operation in Camden, Arkansas. "We took the opportunity at this recently acquired operation to address some safety issues and to prepare the operation for increased production capacity," he said.
    Late in the quarter Esterline sold a non-core product line that will have little effect on the full-year performance. However, due to the timing of the transaction and GAAP requirements, the company recorded a $.03 per share gain on the sale in the second quarter, that will be offset by an estimated severance cost of $.03 per share in the third quarter.
    Subsequent to the quarter end, Esterline announced an agreement to acquire the outstanding stock of UK-based Weston Group for approximately $88 million cash, to be funded with debt financing. The transaction significantly enhances Esterline's position in high-end aerospace sensors, making it a market leader to the world's jet engine manufacturers.
    Year-to-date income from continuing operations was $11.9 million, or $.57 per diluted share, on sales of $261.6 million. This performance compared with the prior year period's income from continuing operations of $13.9 million, or $.67 per share, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2002; year-ago sales were $197.5 million.
    The company also reported a $5.8 million charge, net of a $3.5 million tax benefit, in the second quarter for losses in its discontinued operations in excess of earlier estimates. Cremin said, "...the charge was precipitated by prolonged weakness in electronics, telecommunications and heavy equipment markets, which led to higher operating losses and longer-than-anticipated holding periods for the discontinued operations."
    Including the above, the company reported net earnings in the second quarter of fiscal 2003 of $0.2 million, or $.01 per diluted share, compared to $4.9 million, or $.23 per diluted share, in the prior year period. The year-ago period included a loss from discontinued operations of $2.3 million, or ($.11) per diluted share. Year-to-date net earnings were $6.1 million, or $.29 per diluted share, and $1.7 million, or $.08 per diluted share, in the prior year period. The year-ago period included a $4.6 million loss from discontinued operations, or ($.22) per diluted share, and a $7.6 million charge, or ($.36) per diluted share, for the cumulative effect of an accounting change as a result of the adoption of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" in the first quarter of fiscal 2002.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand or because of current uncertainties associated with telecommunications and computer markets and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 25, 2002.

    EDITOR: See attached Consolidated Statement of Operations.


ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
------------------------------------
In thousands, except per share amounts

                                 Three months ended  Six months ended
                                   May 2,   Apr 26,   May 2,  Apr 26,
                                    2003     2002      2003    2002
                                    ----     ----      ----    ----
Segment Sales
   Avionics & Controls            $ 49,797 $ 42,814 $ 98,133 $ 81,834
   Sensors & Systems                36,805   24,551   62,965   46,418
   Advanced Materials               48,561   33,200  100,185   68,901
   Other                               118      116      327      346
                                  -------- -------- -------- --------
Net Sales                          135,281  100,681  261,610  197,499

Cost of Sales                       94,711   68,367  182,367  132,718
                                  -------- -------- -------- --------
                                    40,570   32,314   79,243   64,781
Expenses
   Selling, general and
    administrative                  27,231   17,384   51,648   35,704
   Research, development and
    engineering                      3,975    3,238    8,157    6,277
                                  -------- -------- -------- --------
   Total Expenses                   31,206   20,622   59,805   41,981
                                  -------- -------- -------- --------

Operating Earnings from
   Continuing Operations             9,364   11,692   19,438   22,800

   Interest income                    (124)    (514)    (266)  (1,123)
   Interest expense                  1,719    1,811    3,501    3,600
   Other income                         (3)      --       (2)      --
   Gain on sale of product line       (863)      --     (863)      --
   Loss on derivative
    financial instruments               74       --       74        1
                                  -------- -------- -------- --------
Other Expense, Net                     803    1,297    2,444    2,478
                                  -------- -------- -------- --------

Income from Continuing Operations
 Before Income Taxes                 8,561   10,395   16,994   20,322
Income Tax Expense                   2,519    3,180    5,109    6,469
                                  -------- -------- -------- --------

Income from Continuing Operations    6,042    7,215   11,885   13,853

Loss from Discontinued Operations,
 Net of Tax                         (5,808)  (2,292)  (5,808)  (4,585)
                                  -------- -------- -------- --------

Earnings Before Cumulative
 Effect of Change in Accounting        234    4,923    6,077    9,268

Cumulative Effect of Change in
 Accounting, Net of Tax                 --       --       --   (7,574)
                                  -------- -------- -------- --------

Net Earnings                      $    234 $  4,923 $  6,077 $  1,694
                                  ======== ======== ======== ========

Earnings (Loss) Per Share--Basic:
   Continuing operations          $    .29 $    .35 $    .57 $    .67
   Discontinued operations            (.28)    (.11)    (.28)    (.22)
                                  -------- -------- -------- --------
   Earnings per share before
    cumulative effect of change
    in accounting                      .01      .24      .29      .45
   Cumulative effect of change
    in accounting                       --       --       --     (.37)
                                  -------- -------- -------- --------

Earnings Per Share--Basic         $    .01 $    .24 $    .29 $    .08
                                  ======== ======== ======== ========

Earnings (Loss) Per Share--Diluted:
   Continuing operations          $    .29 $    .34 $    .57 $    .66
   Discontinued operations            (.28)    (.11)    (.28)    (.22)
                                  -------- -------- -------- --------
   Earnings per share before
    cumulative effect of change
    in accounting                      .01      .23      .29      .44
   Cumulative effect of change in
    accounting                          --       --       --     (.36)
                                  -------- -------- -------- --------

Earnings Per Share--Diluted       $    .01 $    .23 $    .29 $    .08
                                  ======== ======== ======== ========

Weighted Average Number
 of Shares Outstanding--Basic       20,829   20,742   20,812   20,732

Weighted Average Number
 of Shares Outstanding--Diluted     21,017   21,053   21,021   20,991


Consolidated Balance Sheet
--------------------------
In thousands                                         May 2,  April 26,
                                                      2003     2002
                                                      ----     ----
Assets
Current Assets
   Cash and cash equivalents                        $ 31,111 $129,427
   Cash in escrow                                      4,517       --
   Short-term investments                                 --    9,000
   Accounts receivable, net                           81,808   67,333
   Inventories                                        75,029   86,998
   Income tax refundable                               5,383       --
   Deferred income tax benefits                       24,578   14,894
   Prepaid expenses                                    6,544    6,728
                                                    -------- --------
       Total Current Assets                          228,970  314,380

Property, Plant and Equipment, Net                   102,927   89,117
Net Assets of Discontinued Operations                  6,850       --

Other Non-Current Assets
   Goodwill                                          160,891  126,435
   Intangibles, net                                   63,258      133
   Other assets                                       22,716   21,944
                                                    -------- --------
                                                    $585,612 $552,009
                                                    ======== ========

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable                                 $ 19,276 $ 17,201
   Accrued liabilities                                64,388   56,971
   Credit facilities                                   8,820    2,595
   Current maturities of long-term debt               30,421    6,337
   Federal and foreign income taxes                      128    2,683
                                                    -------- --------
       Total Current Liabilities                     123,033   85,787

Long-Term Liabilities
   Long-term debt, net of current maturities          72,233  101,978
   Deferred income taxes                              22,864   11,458
Shareholders' Equity                                 367,482  352,786
                                                    -------- --------
                                                    $585,612 $552,009
                                                    ======== ========

    CONTACT: Esterline Technologies Corporation
             Brian D. Keogh, 425/453-9400
             www.esterline.com